                                                                    EXHIBIT 10.2




                             CONTRIBUTION AGREEMENT


                       EFFECTIVE AS OF SEPTEMBER 11, 1998


                                  BY AND AMONG


                           CRESCENT OPERATING, INC.,

                               GERALD W. HADDOCK,

                                  JOHN C. GOFF


                                      AND


                             HARRY H. FRAMPTON, III
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                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT (this "Agreement") is effective as of September 11, 1998 (the "Effective Date"), by and among Crescent Operating, Inc., a Delaware corporation ("COI"), Gerald W. Haddock ("Haddock"), John C. Goff ("Goff") and Harry H. Frampton, III ("Frampton" and, collectively with Haddock and Goff, the "CDMC Parties").

                                   RECITALS:

         A. The CDMC Parties are all of the directors of, and the holders of all of the issued and outstanding voting common stock (the "CDMC Voting Stock") of, Crescent Development Management Corp., a Delaware corporation ("CDMC").

         B. Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("Crescent"), owns all of the remaining equity interest (which is non-voting) in CDMC.

         C. CDMC owns economic interests in various other entities (each such entity a "Subsidiary").

         D. COI is a publicly-held company, the common stock of which is admitted to trade on the NASDAQ National Market System.

         E. COI and the CDMC Parties have formed COPI Colorado, L.P., a Delaware limited partnership (the "Partnership"), by filing with the Delaware Secretary of State a Certificate of Limited Partnership on September 11, 1998 under Title 6, Chapter 17 of the Delaware Laws and is being organized contemporaneously herewith. In connection with the Partnership's organization, COI and the CDMC Parties are agreeing to make initial equity contributions to the Partnership pursuant to this Agreement and contemporaneously herewith are entering into that certain agreement of limited partnership, effective the Effective Date, among COI and the CDMC Parties relating to the Partnership (the "Partnership Agreement").

         F. COI and the CDMC Parties, by making to each other the representations, warranties and covenants contained herein and by agreeing to indemnify each other in the manner and to the extent set forth herein, wishes to induce the other to enter into this Agreement and to make such equity contributions to the Partnership pursuant to this Agreement and the Partnership Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                          CONTRIBUTIONS TO PARTNERSHIP

         SECTION 1.1 FORMATION OF PARTNERSHIP; PARTNERSHIP AGREEMENT. COI and the CDMC Parties hereby ratify the formation of the Partnership and contemporaneously herewith have entered into the Partnership Agreement. COI has acquired a 50% general partner interest in the Partnership and each CDMC Party has acquired a 16 2/3% limited partner interest in the Partnership. COI is the Partnership's sole general partner and the CDMC Parties are the Partnership's sole limited partners.

         SECTION 1.2 CONTRIBUTIONS BY COI AND CDMC PARTIES. In accordance with the Partnership Agreement but subject to the last sentence of this Section 1.2, COI hereby agrees that not later than September 25, 1998 (the "Contribution Due Date"), it shall make an equity contribution (the "COI Contribution") of $9.0 million in cash (the "COI Contribution Amount") to the Partnership by wire transfer of the COI Contribution Amount to the Partnership's bank account; however, the COI Contribution Amount can be contributed in increments to meet cash needs of the Partnership, provided that the aggregate amount of the COI Contribution shall be contributed not later than the Contribution Due Date; and, in accordance with the Partnership Agreement but subject to the last sentence of this Section 1.2, each CDMC Party hereby agrees that not later than the Contribution Due Date, he shall make an equity contribution (collectively with the COI Contribution, the "Contributions") of the CDMC Voting Stock (the "CDMC Shares") owned by each CDMC Party as set forth below:

                        Haddock          666.67 shares
                        Goff             666.67 shares
                        Frampton         666.66 shares

to the Partnership by delivering stock certificates representing the CDMC Shares, accompanied by duly-executed irrevocable stock powers and assignments, to the Partnership. For purposes of this Agreement and as set forth in the Partnership Agreement (but subject to the following proviso), the aggregate fair value of the CDMC Parties' Contributions shall equal the COI Contribution Amount; provided, however, that COI's agreement as to the fair value of the CDMC Parties Contribution is made in reliance upon the accuracy of the representations and warranties that the CDMC Parties have made in this Agreement and that nothing contained in this sentence shall be construed as qualifying or limiting in any respect such representations and warranties or the indemnity obligations that the CDMC Parties have made in this Agreement. COI and the CDMC Parties agree, however, to coordinate the making of the Contributions to the Partnership so that at no time shall the aggregate value of the Contributions that have been made through that time by the CDMC Parties to the Partnership exceed the value of the that portion of the COI Contribution Amount that has been made through that time by COI.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE CDMC PARTIES

         To induce COI to enter into this Agreement and the Partnership Agreement, to make the COI Contribution and to perform the other obligations to be performed by COI pursuant to this Agreement and the Partnership Agreement, the CDMC Parties severally represent and warrant to COI as follows:

         SECTION 2.1      ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

         (a) CDMC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and, to the knowledge of each CDMC Party, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on the business in which it is engaged and to own and use the properties owned and used by it (collectively, "Governmental Authorizations"), except such Governmental Authorizations the absence of which would not, in the aggregate, have a Material Adverse Effect (as hereinafter defined) on CDMC. The CDMC Parties have delivered to COI true and complete copies of CDMC's Certificate of Incorporation and Bylaws, each of which reflects all amendments made thereto at any time prior to the date of this Agreement. CDMC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it, the employment of its employees or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on CDMC. The stock record books of CDMC and the stock shareholder lists of CDMC (copies of which the CDMC Parties have previously furnished to COI) are complete and correct in all respects and accurately reflect the record ownership and, to the knowledge of each CDMC Party, the beneficial ownership of all the outstanding shares of CDMC's capital stock and all other securities issued by CDMC. CDMC is not in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject except such defaults or violations as would not, in the aggregate, have a Material Adverse Effect on CDMC.

         (b) Schedule 2.1(b) sets forth a list of all Subsidiaries. The CDMC Parties have delivered to COI true and complete copies of each Subsidiary's organizational documents, each of which reflects all amendments made thereto at any time prior to the date of this Agreement. To the knowledge of each CDMC Party, each Subsidiary is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its organization, and, to the knowledge of each CDMC Party, has all corporate powers and all Governmental Authorizations, except such Governmental Authorizations the absence of which would not, in the aggregate, have a Material Adverse Effect (as hereinafter defined) on such Subsidiary. To the knowledge of each CDMC Party, each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned or leased by it, the employment of its employees or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on such Subsidiary. To the knowledge of each CDMC Party, no Subsidiary is in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject except such defaults or violations as would not, in the aggregate, have a Material Adverse Effect on such Subsidiary.

         (c) For purposes of this Agreement, a "Material Adverse Effect" with respect to any person or entity (including CDMC, any Subsidiary and/or
COI), means a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or prospects of such person or entity and the affiliated companies and subsidiaries and/or parent corporation of such person or entity under the same ownership, taken as a whole; and "Material Adverse Change" means a change or a development that has resulted or will result in a Material Adverse Effect.

         SECTION 2.2 AUTHORIZATION. This Agreement has been duly executed and delivered by each CDMC Party and constitutes the valid and binding agreement of such CDMC Party, enforceable against him in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws effecting the enforcement of creditors' rights generally or by general principles of equity.

         SECTION 2.3 NON-CONTRAVENTION. To the knowledge of each CDMC Party, none of the execution and delivery by the CDMC Parties of this Agreement or the performance by the CDMC Parties of their respective obligations hereunder or the consummation by the CDMC Parties of the transactions contemplated by this Agreement does or will:

         (a) contravene or conflict with CDMC's Certificate of Incorporation or Bylaws or with the organizational documents of any Subsidiary;

         (b) contravene or conflict with or constitute a violation of any provision of any Laws (as defined below) or any order, judgment, injunction or decree issued by any court, agency, bureau or other governmental authority (collectively, "Orders") to which CDMC, any Subsidiary and/or any CDMC Party is a party or by which CDMC, any Subsidiary and/or any CDMC Party or any of their respective assets is bound;

         (c) violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment (each a "Contract") to which CDMC, any Subsidiary and/or any CDMC Party is a party or by which CDMC or any Subsidiary or any of their respective assets is bound;

         (d) result in a contractual right to cause the termination or cancellation of or loss of a benefit under, or the right to accelerate any obligations pursuant to, any Contract to which CDMC or any Subsidiary is a party or by which CDMC or any Subsidiary or any of their respective assets is bound, or any Governmental Authorization held by CDMC or any Subsidiary; or

         (e) result in the creation or imposition of any Lien (as hereinafter defined) upon any properties, assets or business of CDMC or any Subsidiary;

except, with respect to clauses (b), (c), (d) and (e) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate reasonably would not be expected to have a Material Adverse Effect on CDMC or any Subsidiary. For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 2.4      CAPITALIZATION, TITLE AND STOCK RIGHTS.

         (a) As of the date hereof, the authorized capital stock of CDMC consists solely of 2,000 shares of CDMC Voting Stock, all of which are issued and outstanding, and 18,000 shares of CDMC nonvoting common stock, all of which are issued and outstanding (the "CDMC Nonvoting Stock"). The CDMC Shares (A) constitute all of the issued and outstanding shares of CDMC Voting Stock, (B) are owned (beneficially and of record) solely by the CDMC Parties in the respective amounts set forth in Section 1.2 hereof and (C) are free and clear of all Liens. All of the issued and outstanding shares of CDMC Nonvoting Stock are owned of record (and, to the knowledge of each CDMC Party, beneficially) by Crescent. Upon consummation of the transactions contemplated by this Agreement, the Partnership will acquire the CDMC Shares free and clear of any Liens. The CDMC Voting Stock has been duly authorized and validly issued and is fully paid and nonassessable. The CDMC Voting Stock has been issued and purchased in compliance with all applicable federal, state, local and foreign statutes, laws (including case law), regulations, ordinances, rules, codes, plans, permits, concessions, grants, franchises, licenses, agreements, governmental restrictions and Orders (collectively, "Laws").

         (b) To the knowledge of each CDMC Party, CDMC has no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of its capital stock or for any other CDMC securities nor are there any outstanding or authorized subscriptions, options (including inactive or non-qualified stock options), warrants, calls, rights, commitments or any other agreements or arrangements of any kind (including statutory or contractual preemptive rights) obligating CDMC to issue any shares of its capital stock or any other CDMC securities or any securities convertible into or evidencing the right to purchase or subscribe for any such shares of capital stock or other securities, and there are no similar arrangements with respect to any dividend rights, voting rights, sale or transfer of shares of CDMC's capital stock. There are no existing rights of any CDMC Party or of any other person or entity to require CDMC to register any CDMC securities or to participate with CDMC in any registration by CDMC of its securities.

         SECTION 2.5 SUBSIDIARIES AND JOINT VENTURES. To the knowledge of each CDMC Party, CDMC does not own any equity interest in any entity, is not a party to any partnership (limited or general), joint venture or similar agreement and is not obligated to purchase any equity interest in or any interest convertible into or exchangeable for an equity interest in any entity or to enter into any such agreement other than the Subsidiaries.

         SECTION 2.6 CDMC FINANCIAL STATEMENTS. The CDMC Parties have delivered to COI the following financial information pertaining to CDMC: audited consolidated financial statements of CDMC and its subsidiaries for the year ended December 31, 1997, and unaudited consolidated financial statements of CDMC and its subsidiaries for the period ended June 30, 1998 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby and present fairly in all respects the financial condition of CDMC as of the dates thereof and the results of its operations and changes in cash flows for such period. To the extent that the Financial Statements contain forecasted information, such forecasts are, to the knowledge and belief of Sellers, based upon reasonable assumptions. Since December 31, 1997, there have been no changes in CDMC's methods of accounting for tax or financial statement purposes.

         SECTION 2.7 BUSINESS ACTIVITY. The purpose and business of CDMC is investment through the Subsidiaries in real estate development, resort property management and ancillary transportation services principally in the State of Colorado.

         SECTION 2.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Financial Statements or on Schedule 2.8, since June 30, 1998, to the knowledge of each CDMC Party, CDMC has in all respects conducted its business in the ordinary course, consistent with past practices, and there has not been:

         (a)     any Material Adverse Change affecting CDMC or any Subsidiary;

         (b) any loan to or other transaction (excluding transactions related to the performance of services as an officer, manager or employee) outside the ordinary course of business with any officer, manager, employee or stockholder of CDMC or any Subsidiary giving rise to any claim or right of CDMC or any Subsidiary against any such person or of such person against CDMC or any Subsidiary;

         (c) any damage, destruction or other property or casualty loss (whether or not covered by insurance) affecting the business, assets, liabilities, earnings or prospects of CDMC or any Subsidiary that, in the aggregate, has had or reasonably may be expected to have a Material Adverse Effect on CDMC or any Subsidiary;

         (d) any increase in indebtedness for borrowed money or capitalized lease obligations of CDMC or any Subsidiary;

         (e) any sale, assignment, transfer or other disposition of any tangible or intangible asset used in the business of CDMC or any Subsidiary;

         (f) any amendment, termination or waiver by CDMC or any Subsidiary of any right of substantial value under any Contract or Governmental Authorization held by CDMC or any Subsidiary;

         (g) any reduction in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business or properties of CDMC or any Subsidiary;

         (h) any (i) grant of any severance or termination pay to any director, officer or employee of CDMC, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of CDMC, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements of CDMC, or (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of CDMC;

         (i) any adoption of or amendment to or alteration of any bonus, incentive, compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension, group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement in which any employee, officer or director of CDMC has an interest;

         (j) any capital expenditure, capital addition or capital improvement incurred or undertaken by CDMC;

         (k) any other transaction or commitment entered into other than in the ordinary course of business by CDMC or any Subsidiary;

         (l) any direct or indirect agreement by CDMC or any Subsidiary or any person on behalf of CDMC or any Subsidiary to take any of the foregoing actions; or

         (m) any dividend or distribution of any kind whatsoever declared or paid by CDMC with respect to the CDMC Voting Stock or the CDMC Nonvoting Stock.

         SECTION 2.9 NO UNDISCLOSED LIABILITIES. To the knowledge of each CDMC Party, CDMC has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, except to the extent set forth in the Financial Statements or as set forth on
Schedule 2.9.

         SECTION 2.10 LITIGATION. Schedule 2.10 sets forth any instances in which (a) CDMC or any Subsidiary is subject to any Order (other than Orders of general applicability), (b) there is any charge, complaint, lawsuit or governmental investigation pending or threatened in writing against

CDMC or, to the knowledge of each CDMC Party, any Subsidiary or (c) CDMC or, to the knowledge of each CDMC Party, any Subsidiary is a plaintiff in any action, domestic or foreign, judicial or administrative, in which a counterclaim against CDMC or any Subsidiary is pending.

         SECTION 2.11 TAX RETURNS AND AUDITS. The taxable year of CDMC ends December 31. CDMC has (and, to the knowledge of each CDMC Party, each Subsidiary has) duly and timely filed or caused to be filed all federal, foreign, state and local income, franchise, sales and use, value added, property, employment, excise, informational or any other tax returns ("Tax Returns") required to be filed by it and has paid in full or fully reserved against in its financial statements (and, in the case of CDMC, the Financial Statements) all taxes, interest, penalties, assessments and deficiencies due or claimed to be due by it to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). To the knowledge of each CDMC Party, such Tax Returns are correct, and neither CDMC nor any Subsidiary is required to pay any taxes for such periods except as shown in such Tax Returns. Neither CDMC nor any Subsidiary is a United States real property holding corporation as defined in Section 897 of the Internal Revenue Code of 1986, as amended (the "Code"). No stockholder of CDMC is a foreign person within the meaning of Section 1445(b)(2) of the Code.

         SECTION 2.12     CONTRACTS.

         (a) Schedule 2.12 includes a complete and accurate list of all Contracts (true and complete copies of which have been delivered to COI) to which CDMC is a party or by which CDMC or its assets are bound.

         (b) To the knowledge of each CDMC Party, neither CDMC nor any Subsidiary (as the case may be) nor any other party is in default under any Contract to which CDMC or any Subsidiary is a party and no event has occurred that (after notice or lapse of time or both) would become a breach or default under, or would permit the modification, cancellation or termination of or the acceleration of any obligation under, any such Contract or result in the creation of any Lien upon, or any person's obtaining any right to acquire, any properties, assets or rights of CDMC or any Subsidiary, that, in any such case, has had or reasonably would be expected to have a Material Adverse Effect on CDMC or any Subsidiary.

         (c) To the knowledge of each CDMC Party, each such Contract is in full force and effect and is valid and legally binding, and there are no unresolved disputes involving or with respect to any such Contract. To the knowledge of each CDMC Party, no party to a Contract has advised CDMC, any Subsidiary or the CDMC Parties that it intends either to terminate a Contract or to refuse to renew a Contract upon the expiration of the term thereof.

         SECTION 2.13     ASSETS.

         (a) All of CDMC's assets are set forth on Schedule 2.13 hereto. CDMC owns no real estate. Other than as previously disclosed to COI, neither CDMC nor any Subsidiary is a party to or bound by a lease of real property (each a "Lease"). To the knowledge of each CDMC Party, with respect to each Lease: (a) the Lease has been validly executed and delivered by CDMC or the applicable Subsidiary and, to the knowledge of CDMC and the CDMC Parties, by the other party or parties thereto, and is a binding agreement; (b) neither CDMC nor the Subsidiary (as applicable) and, to the knowledge of CDMC and the CDMC Parties, no other party to the Lease is in breach or default thereunder, and no event has occurred on the part of CDMC or the applicable Subsidiary or, to the knowledge of CDMC and the CDMC Parties, on the part of any other party that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (c) the Lease will continue to be binding in accordance with its terms following the Closing; (d) neither CDMC nor the Subsidiary (as applicable) has repudiated, and, to the knowledge of CDMC and the CDMC Parties, no other party to the Lease has repudiated, any provision thereof; (e) there are no disputes, oral agreements or delayed payment programs in effect as to the Lease; and (f) all facilities leased thereunder have been approved by all necessary governmental authorities, have been maintained in accordance with normal industry practice and are in good condition, working order and repair.

         (b) To the knowledge of each CDMC Party, CDMC has good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, set forth on Schedule 2.13 hereto, subject to no Liens except as otherwise disclosed to COI.

         (c) To the knowledge of each CDMC Party, each Subsidiary has good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no Liens except as otherwise disclosed to COI.

         SECTION 2.14     ENVIRONMENTAL MATTERS.

         (a) For the purposes of this Agreement, the following terms have the following meanings:

                 "Environmental Laws" shall mean any and all Laws relating to human health, the environment or to emissions, discharges or releases of Hazardous Substances (as hereinafter defined) into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the cleanup or other remediation thereof.

                 "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, actual or potential, that (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof.

                 "Hazardous Substances" shall mean any chemical, pollutant, contaminant, material, solid waste, hazardous waste or combination thereof, including (i) any toxic, radioactive, caustic or otherwise hazardous substance, (ii) petroleum and its derivatives, by-products and other hydrocarbons, and (iii) polychlorinated biphenyls, asbestos, lead and radon gas, whether solid, liquid or gaseous in nature, that poses or may pose a hazard to human health or the environment.

                 "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal, release or remediation of any Hazardous Substances.

         (b) To the knowledge of each CDMC Party, no notice, notification, demand, request for information, citation, summons, complaint or order has been received by CDMC or any Subsidiary, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of each CDMC Party, has been threatened by any governmental entity or other party with respect to any (i) alleged violation by CDMC or any Subsidiary of any Environmental Law, (ii) alleged failure by CDMC or any Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) the participation by CDMC or any Subsidiary in any Regulated Activity.

         (c) To the knowledge of each CDMC Party, neither CDMC nor any Subsidiary has any Environmental Liabilities and there has been no release of Hazardous Substances into the environment by CDMC or any Subsidiary or with respect to any of its properties that has had, or reasonably would be expected to have, a Material Adverse Effect on CDMC or any Subsidiary.

         SECTION 2.15 GUARANTEES. To the knowledge of each CDMC Party, other than as set forth on Schedule 2.15, CDMC is not a guarantor or otherwise liable for any indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business.

         SECTION 2.16 POWERS OF ATTORNEY. To the knowledge of each CDMC Party, there are no outstanding powers of attorney or similar instruments executed by CDMC.

         SECTION 2.17 COMPLIANCE WITH LAWS. To the knowledge of each CDMC Party, CDMC, each Subsidiary and each of their respective directors, officers and employees (the individuals only in their capacities as representatives of such entity) have complied in all respects with all Laws, and no claim has been filed or threatened in writing against CDMC or any Subsidiary alleging a violation of any such Laws.

         SECTION 2.18 NO PROCEEDINGS. To the knowledge of each CDMC Party, there is no legal action or governmental proceeding or investigation pending or, to the knowledge of each CDMC Party, threatened against the CDMC Parties, any Subsidiary or CDMC that would adversely affect or prevent the consummation of the transactions contemplated by this Agreement, nor are CDMC, any Subsidiary or the CDMC Parties subject to any outstanding Order that could adversely affect or prevent the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF COI

         To induce the CDMC Parties to enter into this Agreement and the Partnership Agreement, to make the CDMC Parties' Contributions and to perform the other obligations to be performed by the CDMC Parties pursuant to this Agreement and the Partnership Agreement, COI represents and warrants to each CDMC Party as follows:

         SECTION 3.1 CORPORATE EXISTENCE AND GOOD STANDING. COI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         SECTION 3.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by COI of this Agreement and the consummation by COI of the transactions contemplated by this Agreement are within the corporate powers of COI and have been duly authorized by all necessary action of the directors and stockholders of COI. This Agreement has been duly executed and delivered by COI and constitutes the valid and binding agreement of COI enforceable against COI in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         SECTION 3.3 NON-CONTRAVENTION. To the knowledge of COI, none of the execution and delivery by COI of this Agreement and the performance by COI of its obligations hereunder or the consummation by COI of the transactions contemplated by this Agreement, does or will:

         (a) contravene or conflict with the Certificate of Incorporation or Bylaws of COI; or

         (b) contravene or conflict with or constitute a violation of any provision of any Law or Order by which COI is bound.

         SECTION 3.4 NO PROCEEDINGS. To the knowledge of COI, there is no legal action or governmental proceeding or investigation pending or, to the knowledge of COI, threatened against COI that would adversely affect or prevent the consummation of the transactions contemplated by this Agreement, nor is COI subject to any outstanding Order that could adversely affect or prevent the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                INDEMNIFICATION

         SECTION 4.1 INDEMNIFICATION BY THE CDMC PARTIES. Subject to the terms and conditions of this Agreement, each CDMC Party agrees, severally, to indemnify, defend and hold harmless the Partnership, COI and each of COI's officers, directors, partners, shareholders, employees, agents, representatives, control persons and affiliates, including CDMC (each a "COI Indemnitee"), for his proportionate share (based on the number of CDMC Shares held by such CDMC Party as set forth in Section 1.2 hereof as a proportion of the total number of CDMC Shares), from and in respect of any and all claims, demands, actions, losses, costs, expenses, obligations, liabilities, actual damages, recoveries and deficiencies, including, without limitation, interest, penalties, fines and reasonable attorneys' fees (collectively "Damages"), actually incurred by a COI Indemnitee to the extent that such Damages arise or result from or in connection with, or relate to, directly or indirectly, in whole or in part: (a) any breach by any CDMC Party of any of its representations and warranties set forth in this Agreement; (b) the failure by any CDMC Party to perform any of the covenants and agreements set forth in this Agreement that are required to be performed by him; (c) any liability or obligation of CDMC to the extent (i) arising in connection with facts or circumstances existing on or prior to the date hereof and (ii) not disclosed in the Financial Statements in accordance with generally accepted accounting principles consistently applied or not fully and accurately disclosed on a schedule hereto; or (d) reasonable costs of enforcement incurred by any COI Indemnitee in the event of a failure by a CDMC Party to satisfy his indemnification obligations pursuant to this Article IV.

         SECTION 4.2 INDEMNIFICATION BY COI. Subject to the terms and conditions of this Agreement, COI agrees to indemnify, defend and hold harmless in full each CDMC Party and his agents, representatives and affiliates (each a "CDMC Party Indemnitee") from and in respect of any and all Damages actually incurred by a CDMC Party Indemnitee to the extent that such Damages arise or result from or in connection with, or relate to, directly or indirectly, in whole or in part: (a) any breach by COI of any of its representations and warranties set forth in this Agreement; (b) the failure by COI to perform any of the covenants and agreements set forth in this Agreement that are required to be performed by it; (c) any liability or obligation of any kind or nature to the extent arising from COI's operation of CDMC's business after the date hereof; or (d) reasonable costs of enforcement incurred by any CDMC Party Indemnitee in the event of COI's failure to satisfy its indemnification obligations pursuant to this Article IV.

         SECTION 4.3 THIRD-PARTY CLAIMS. As promptly as reasonably possible after a party entitled to indemnification hereunder (the "Notifying Party") becomes aware thereof, the Notifying Party will notify the party or parties against whom indemnification is to be sought hereunder (collectively, the "Indemnitor") of the existence of any claim, demand or other matter to which the Indemnitor's indemnification obligations would apply. The Notifying Party will give the Indemnitor a reasonable opportunity to defend any such claim, demand or other matter at its own expense and with counsel of its choice reasonably acceptable to the Notifying Party. The Indemnitor may settle any such dispute, demand or claim defended by it hereunder in its discretion; provided, however, that any such settlement that the Indemnitor effects without the Notifying Party's consent will be solely for the Indemnitor's account and the Notifying Party will not be liable for any amounts whatsoever payable in connection with any such settlement. If the Indemnitor fails to so defend within a reasonable time after notice to it, the Notifying Party will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of the Indemnitor.

         SECTION 4.4      LIMITATIONS ON INDEMNIFICATION RIGHTS.

         (a) Notwithstanding anything in this Agreement to the contrary, Claims may be brought with respect to any willful or knowing breach or misrepresentation without limitation as to time or amount.

         (b) No claim or action shall be brought under this Article IV for breach of a representation or warranty from and after the date that such representation or warranty terminates in accordance with Section 5.10 hereof; provided, however, that any claim made by a party hereunder by the giving of written notice or by commencement of an arbitration proceeding pursuant to the Arbitration Agreement (as defined below) for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

         (c) Neither CDMC Party Indemnitees nor COI Indemnitees (collectively, "Indemnitees") shall be entitled to indemnification with respect to matters set forth in Sections 4.1(a) or 4.2(a), respectively, unless the total amount for which all CDMC Party Indemnitees in the aggregate or all COI Indemnitees in the aggregate, as the case may be, are entitled to indemnification (on a cumulative basis) exceeds $100,000.00, but in any such event CDMC Party Indemnitees or COI Indemnitees, as the case may be, shall then be entitled to indemnification from the first dollar of claim.

         (d) No Indemnitees shall be entitled to indemnification with respect to matters set forth in Sections 4.1(c) or 4.2(c), respectively, unless the total amount for which all CDMC Party Indemnitees in the aggregate or all COI Indemnitees in the aggregate, as the case may be, are entitled to indemnification thereunder (on a cumulative basis) exceeds $500,000.00, but in any such event CDMC Party Indemnitiees or COI Indemnitees, as the case may be, shall then be entitled to indemnification from the first dollar of claim; provided, however, that subsection (c) above, and not this subsection (d), shall apply to entitlement to indemnification with respect to matters that are within the scope of both Sections 4.1(a) and 4.1(c).

         SECTION 4.5 MANNER OF ENFORCING INDEMNIFICATION RIGHTS. The parties acknowledge and agree that, if both an Indemnitor and an Indemnitee are partners in the Partnership, the Indemnitee shall have the right, but not the obligation, to satisfy the Indemnitor's indemnity obligation pursuant to this
Article IV through an adjustment to the respective partnership interests of the Indemnitor and the Indemnitee in the Partnership (with any such adjustment to be made by the Partnership's general partner acting in its reasonable discretion).

         SECTION 4.6 EXCLUSIVITY OF INDEMNIFICATION RIGHTS. The indemnification rights under this Article IV are the exclusive contractual remedy for a breach of this Agreement, but any statutory remedy (including a right of contribution under Environmental Laws and any rights under state or federal securities laws) are and shall be unaffected by, and cumulative with, the rights set forth in this Article IV.

                                   ARTICLE V

                                 MISCELLANEOUS

         SECTION 5.1 CONFIDENTIALITY. Except as and to the extent required by Law or as requested by any supervisory authority having applicable jurisdiction, the CDMC Parties will not disclose or use, and each CDMC Party will direct its representatives not to disclose or use to the detriment of COI or CDMC, any Confidential Information (as defined below) with respect to COI furnished, or to be furnished, by COI in connection with the transactions contemplated by this Agreement. For purposes of this Section, "Confidential Information" means any information about COI furnished in connection with the transactions contemplated by this Agreement, unless such information is already generally known to the public. In addition, the CDMC Parties acknowledge that they are aware that COI is a public company, that persons in possession of material, nonpublic information about a public company should abstain from transacting in securities of such company or from tipping such information to any other person who might transact in securities of such company, and that federal and state securities laws impose severe penalties upon persons who transact in securities of a public company while in possession of material nonpublic information about such company.

         Furthermore, except as and to the extent required by Law or by a self-regulatory organization of applicable jurisdiction, without COI's prior written consent, no CDMC Party will, and each CDMC Party will direct its representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of the transactions contemplated by this Agreement or any of the terms, conditions or other aspects of the transactions contemplated by this Agreement.

         SECTION 5.2 TAX COOPERATION. COI and the CDMC Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any gains, sales, use, transfer or value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed at any time before or after the date hereof. COI and the CDMC Parties shall not take inconsistent reporting positions with the Internal Revenue Service with respect to the transactions contemplated by this Agreement. COI agrees not to amend any tax positions with respect to CDMC taken prior to the date of this Agreement other than such amendments as may be required in the opinion of COI's legal counsel in order to comply with the Code.

         SECTION 5.3 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as reasonably may be requested by any other party to better evidence and reflect the transactions contemplated by this Agreement, to carry into effect the intents and purposes of this Agreement and to assist the Partnership in confirming its title to the CDMC Shares.

         SECTION 5.4 FEES AND EXPENSES. Unless and until otherwise agreed by the parties, each party shall bear its own fees and expenses (including counsel fees and fees of brokers and investment bankers contracted by such party) in connection with the transactions contemplated by this Agreement.

         SECTION 5.5 NOTICES. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as follows:

         (a)     If to COI:

                 Crescent Operating, Inc.
                 307 West Seventh Street, Suite 1025
                 Fort Worth, Texas   76102
                 Attn.:   Mr. Jeffrey L. Stevens, Executive Vice President
                 Facsimile: (817) 339-1001

                 with a copy (which will not constitute notice) to:

                 Robinson & Bowden L.L.P.
                 512 Main Street, Suite 901
                 Fort Worth, Texas   76102
                 Facsimile: (817) 332-3381
                 Attn.:   Stephen R. Robinson, Esq.

         (b)     If to Haddock:

                 Mr. Gerald W. Haddock
                 777 Main Street, Suite 2100
                 Fort Worth, Texas   76102
                 Facsimile: (817) 321-2002

         (c)     If to Goff:

                 Mr. John C. Goff
                 777 Main Street, Suite 2250
                 Fort Worth, Texas   76102
                 Facsimile: (817) 820-2772

         (d)     If to Frampton:

                 Mr. Harry H. Frampton, III
                 100 East Thomas Place
                 Avon, Colorado   81620
                 Facsimile: (970) 845-7205
                 with a copy (which will not constitute notice) to:

                 Sherman & Howard L.L.C.
                 633 Seventeenth Street, Suite 3000
                 Denver, Colorado   80202
                 Facsimile: (303) 298-0940
                 Attention: James F. Wood, Esq.

Any party may designate by written notice a new address to which any notice, demand, request or communication may thereafter be given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above will be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

         SECTION 5.6  APPLICABLE LAW.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES) AND SHALL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN TARRANT COUNTY, TEXAS.

         (b) COI and the CDMC Parties have entered into an Arbitration Agreement of even date herewith with respect to this Agreement and certain other matters (the "Arbitration Agreement").

         SECTION 5.7 SUCCESSORS AND ASSIGNS. This Agreement and the provisions hereof shall be binding upon each of the parties and their respective permitted successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties. Notwithstanding the immediately-preceding sentence, however, COI may assign all or any portion of its rights and delegate all or any portion of its obligations under this Agreement to any wholly owned subsidiary of COI; provided, however, that COI shall remain jointly and severally liable for the performance of COI's obligations hereunder.

         SECTION 5.8 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent held to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

         SECTION 5.9 ENTIRE AGREEMENT. This Agreement and the Partnership Agreement, together with the schedules and exhibits hereto and thereto, and the Arbitration Agreement and Side Agreement (defined below) together constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, among the parties with respect to such subject matter. In the event of a conflict or inconsistency between the provisions of this Agreement and the Partnership Agreement, the provisions of this Agreement shall control. Simultaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering an Agreement Regarding Schedules and Other Matters ("Side Agreement").

         SECTION 5.10 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants set forth in this Agreement shall survive the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement. All representations and warranties set forth in this Agreement shall terminate and be of no further force or effect (a), in the case of Sections 2.11 ("Tax Returns and Audits") and 2.14 ("Environmental Matters"), from and after the expiration of all statutes of limitations that would apply to a cause of action relating to the matters set forth therein, (b) in the case of Section 2.4 ("Capitalization, Title and Stock Rights"), never, and (c) in all other cases, from and after the second anniversary of the date hereof.

         SECTION 5.11 AMENDMENT AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence thereof.

         SECTION 5.12 CONSTRUCTION OF AGREEMENT. A reference to an Article, Section, Schedule or Exhibit shall mean an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." As used herein, a matter shall be deemed to be within the "knowledge" of a party if such party (or, in the case of a party that is not a natural person, any executive officer thereof or person occupying a position of like responsibility or authority) possesses actual knowledge of such matter, or possesses actual knowledge of facts that would or should cause a prudent person in a similar position to make inquiry of other persons who would have made such matter known to him, or possesses actual knowledge of facts that would or should have put a prudent person on notice of such matter.

         SECTION 5.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       CRESCENT OPERATING, INC.,
                                        a Delaware corporation



                                       By: /s/ JEFFREY L. STEVENS
                                           -----------------------------------
                                           Jeffrey L. Stevens, Executive Vice
                                            President



                                       /s/ GERALD W. HADDOCK
                                       ---------------------------------------
                                       GERALD W. HADDOCK



                                       /s/ JOHN C. GOFF
                                       ---------------------------------------
                                       JOHN C. GOFF



                                       /s/ HARRY H. FRAMPTON, III
                                       ---------------------------------------
                                       HARRY H. FRAMPTON, III